EXHIBIT 99.2

Third-Quarter 2002
Supplemental Data
Unaudited

	Third	Third		Nine	Nine
Net sales by geography*	Quarter	Quarter		Months	Months
($ in millions)	2002	2001	% change	2002	2001	% change

North America	$366	$390	(6)%	$2,466	$2,855	(14)%
Latin America	$137	$360	(62)%	$294	$650	(55)%
Europe-Africa	$130	$120	8%	$463	$487	(5)%
Asia-Pacific	$46	$66	(30)%	$230	$261	(12)%
TOTAL COMPANY	$679	$936	(27)%	$3,453	$4,253	(19)%

*	Net sales are attributed to relevant Monsanto legal entities. For example, a sale from the United States to a customer in Latin America is reported as a U.S. export sale.

Net trade receivables by
geography	Sept. 30,	Sept. 30,	Higher/
($ in millions)	2002	2001*	(lower)

United States	$1,041	$1,415	$(374)
Argentina	$227	$485	$(258)
Brazil	$223	$353	$(130)
All other countries	$532	$618	$(86)
TOTAL COMPANY	$2,023	$2,871	$(848)

*	Sept. 30, 2001 receivables were restated to reflect a change in policy to report receivables related to customer value-added taxes from trade receivables to miscellaneous receivables.

Gross profit	Nine	Nine
($ in millions)	Months 2002	Months 2001	% change

Roundup and other non-selective herbicides	$717	$1,093	(34)%
All other agricultural productivity products	$437	$477	(9)%
Seeds and genomics	$469	$610	(23)%
TOTAL COMPANY	$1,623	$2,180	(26)%

-more-

	Est. 2002*	2001
Biotechnology Trait Acreage	(M of acres)	(M of acres)	% chg.

U.S. Roundup Ready soybean trait	60.2	54.8	10%
Argentine Roundup Ready soybean trait	27.5	27.1	1%
Roundup Ready soybean trait – other	1.0	0.7	43%
Total MON soybean trait	88.7	82.6	7%
U.S. Roundup Ready corn trait	6.0	3.4	76%
Roundup Ready corn trait – other	0.2	0.2	–
U.S. YieldGard corn traits	18.3	14.3	28%
YieldGard corn traits – other	2.9	2.6	12%
U.S. MON “stacked” corn traits	2.2	1.2	83%
MON “stacked” corn traits – other	0.1	0.0
Total MON corn traits	29.7	21.7	37%
U.S. Roundup Ready cotton trait	5.1	5.1	–
Roundup Ready cotton trait – other	0.2	0.1	100%
Chinese Bollgard cotton trait	1.9	2.2	(14)%
U.S. Bollgard cotton trait	0.4	0.5	(20)%
Bollgard cotton trait – other	0.4	0.5	(20)%
U.S. MON “stacked” cotton traits	4.7	5.6	(16)%
MON “stacked” cotton traits – other	0.1	0.1	–
Total MON cotton traits	12.8	14.1	(9)%
Canadian Roundup Ready canola trait	4.0	4.0	–
U.S. Roundup Ready canola trait	1.0	0.9	11%
Total MON canola traits	5.0	4.9	2%
TOTAL MON TRAIT ACRES*	136.2	123.3	10%

*	2002 numbers include preliminary estimates for all markets. “Stacked” trait categories reflect crops that contain two Monsanto technologies (both insect-protection and herbicide-tolerance).